UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
May 29, 2008

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

63 Bovet Road, # 52 San Mateo, California	94402
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
(650) 551-5200

901 Mariners Island Blvd San Mateo, California, 94404
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 29, 2008 Wherify Wireless, Inc. announced that it has entered into a non-binding letter of intent with Lightyear Network Solutions, Inc. to merge its business into Wherify.

The proposed merger of Wherify and Lightyear would be conditioned on, among other things, negotiation and execution of a definitive agreement, approval of the merger by the shareholders of both companies, obtaining a minimum of $15 million in new equity capital and restructuring of existing debt. The letter of intent specifies that no more than $2.5 million of the new equity capital would be used to restructure Wherify’s current unsecured liabilities (approximately $16 million) and $2.5 million of such equity capital would be used to restructure Wherify’s secured debt with Yorkville Associates. The letter of intent contemplates that the combined company would retain approximately $2.5 million of secured debt with Yorkville Associates. After repayment of approximately $800,000 of expected new bridge indebtedness and payment of transaction expenses and associated legal fees, the combined company would have approximately, $6.5 million in working capital. Wherify has not yet obtained binding commitments for the bridge financing, equity financing or debt restructuring. There is also no guaranty or assurance that the final restructuring terms, if any, will not be materially different upon further negotiations and due diligence.

The Letter of Intent is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits

10.1 Letter of Intent between Wherify Wireless, Inc. and Lightyear Network Solutions, Inc.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

WHERIFY WIRELESS, INC.

Date: June 4, 2008	By:	/s/ Vincent D. Sheeran
Name: Vincent D. Sheeran
Title: Chief Executive Officer

Exhibit Index

Exhibit	Description

10.1	Letter of Intent between Wherify Wireless, Inc. and Lightyear Network Solutions, Inc.